Execution Version

PURCHASE AND SALE AGREEMENT
dated as of March 5, 2019
between
INFINITY PHARMACEUTICALS, INC.
and
HEALTHCARE ROYALTY PARTNERS III, L.P.

Table of Contents
Page
ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Defined Terms    1
Section 1.2Rules of Construction    9
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 2.1Purchase and Sale.    10
Section 2.2Payment of Investment Amount    11
Section 2.3No Assumed Obligations    12
Section 2.4Excluded Assets    12
Section 2.5Seller Prepayment    12
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Section 3.1Organization    12
Section 3.2No Conflicts.    13
Section 3.3Authorization    13
Section 3.4Ownership    13
Section 3.5Governmental and Third Party Authorizations    14
Section 3.6No Litigation    14
Section 3.7Tax Matters    14
Section 3.8No Brokers’ Fees    15
Section 3.9Compliance with Laws    15
Section 3.10Intellectual Property Matters.    15
Section 3.11Regulatory Approval, Manufacturing and Marketing.    17
Section 3.12Counterparty License Agreement.    17
Section 3.13UCC Matters    19
Section 3.14Information    19
Section 3.15Insolvency; Material Adverse Change    19
Section 3.16Set-off and Other Sources of Royalty Reduction    19
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 4.1Organization    20
Section 4.2No Conflicts    20
Section 4.3Authorization    20
Section 4.4Governmental and Third Party Authorizations    21
Section 4.5No Litigation    21
Section 4.6Access to Information    21
Section 4.7Funds Available    21
ARTICLE V
COVENANTS
Section 5.1Books and Records; Notices.    22
Section 5.2Confidentiality; Public Announcement.    22
Section 5.3Best Efforts; Further Assurances.    24
Section 5.4Payments on Account of the Purchased Assets.    26
Section 5.5Counterparty License Agreement.    27
Section 5.6Termination of the Counterparty License Agreement    28
Section 5.7Audits    29
Section 5.8Inspections; Quarterly Meetings.    30
Section 5.9Tax Matters.    30
Section 5.10Purchaser Acknowledgment    31
ARTICLE VI
THE CLOSING
Section 6.1Closing    31
Section 6.2Closing Conditions Applicable to the Purchaser    31
Section 6.3Closing Conditions Applicable to the Seller    32
Section 6.4Milestone Payments    33
ARTICLE VII
TERMINATION
Section 7.1Termination.    33
Section 7.2Effect of Termination.    34
ARTICLE VIII
INDEMNIFICATION
Section 8.1Indemnification by the Seller    34
Section 8.2Indemnification by the Purchaser    35
Section 8.3Procedures    35
Section 8.4Exclusive Remedy    36
ARTICLE IX
MISCELLANEOUS
Section 9.1Survival    37
Section 9.2Specific Performance    37
Section 9.3Notices    37
Section 9.4Successors and Assigns    38
Section 9.5Independent Nature of Relationship    39
Section 9.6Entire Agreement    39
Section 9.7Governing Law.    39
Section 9.8Waiver of Jury Trial    40
Section 9.9Severability    40
Section 9.10Counterparts    40
Section 9.11Amendments; No Waivers    41
Section 9.12Cumulative Remedies    41
Section 9.13Table of Contents and Headings    41
Section 9.14Currency    41

Exhibit A    Form of Bill of Sale
Exhibit B    Form of Counterparty Consent
Exhibit C    Form of Protective Rights Agreement
Exhibit D    Intellectual Property Matters

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement” or this “Agreement”) dated as of March 5, 2019 (the “Execution Date”) is between Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and HealthCare Royalty Partners III, L.P., a Delaware limited partnership (the “Purchaser”).
W I T N E S E T H :
WHEREAS, the Seller has the right to receive royalties based on Annual Net Sales of the Licensed Product in the Territory in the Field under the Counterparty License Agreement; and
WHEREAS, the Seller desires to sell, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Assets described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
Article I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms. The following terms, as used herein, shall have the following respective meanings:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly controls or is controlled by or is under common control with such Person. For purposes of this definition, “control,” “controlling” or “controlled” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.
“Annual Net Sales” has the meaning set forth in Section 1.2 of the Counterparty License Agreement.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Applicable Purchaser Expenditures” means 100% of any reasonable expenses incurred by the Purchaser in connection with Section 5.3(f), Section 5.3(g), Section 5.5(d) and Section 5.6.
“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by the Seller and the Purchaser substantially in the form of Exhibit A.
“Business Day” means any day other than Saturday or Sunday on which the banks in New York, New York, United States are open for business.
“Cap Amount” means, for each applicable time period specified below, a dollar amount equal to a multiple as set forth below of (a) the Investment Amount plus (b) any Applicable Purchaser Expenditures:

Time Period	Multiple
From Closing until June 30, 2022	145%
From July 1, 2022 through June 30, 2023	155%
From July 1, 2023 through June 30, 2024	165%
From July 1, 2024 through June 30, 2025	175%

Beginning on July 1, 2025 and continuing through the term of the Counterparty License Agreement, there shall be no Cap Amount. For the avoidance of doubt, if the Cap Amount has not been achieved by June 30, 2025, there shall be no Cap Amount.
“Cap Date” means the date on which the sum of all Royalties received by the Purchaser (determined net of any Indemnified Tax withheld in respect of any applicable payments) under the Counterparty License Agreement or this Agreement from and after the Closing Date meets or exceeds the then-applicable Cap Amount, provided, however, that if the Cap Date has not been achieved by June 30, 2025, there shall be no Cap Date, and the term of this Agreement shall continue through the term of the Counterparty License Agreement.
“Cap Payment” means, at any given time, a payment in the amount equal to (i) the then-applicable Cap Amount less (ii) 100% of all payments made in respect of the Purchased Assets received by the Purchaser pursuant to the Counterparty License Agreement or this Agreement through the date of such payment (determined net of any Indemnified Tax withheld in respect of any applicable payments). For the avoidance of doubt, the Cap Payment shall be calculated using the Cap Amount in effect on the date the Cap Payment is made to the Purchaser.
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” means the later of (a) the Execution Date and (b) the date on which all of the conditions set forth in Section 6.2 and Section 6.3 are fulfilled or waived in writing by the applicable Party.
“Closing Payment” has the meaning set forth in Section 2.2(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Confidential Disclosure Agreement” means that certain letter agreement, dated November 29, 2018 between the Seller and HealthCare Royalty Management, LLC.
“Confidential Information” means, as it relates to the Seller and its Affiliates, the Licensed Product or any of the Intellectual Property Rights, all information (whether written or oral, or in electronic or other form) involving or relating in any way, directly or indirectly, to any of the Licensed Product, the Counterparty License Agreement, the Counterparty Consent, the Counterparty, the INFI Third Party Agreements, any party to any of the INFI Third Party Agreements, the Intellectual Property Rights, the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply, escrow or other agreements (including the Counterparty License Agreement, the Counterparty Consent and the INFI Third Party Agreements) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property (including the Intellectual Property Rights), compounds or products (including the Licensed Product) giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents or information of any kind concerning or relating in any way, directly or indirectly, to the Seller, the Counterparty, the Licensed Product, the Counterparty License Agreement, the Counterparty Consent, the INFI Third Party Agreements, any party to any of the INFI Third Party Agreements, the Purchased Assets, the Royalties or the intellectual property (including the Intellectual Property Rights), compounds or products (including the Licensed Product) giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above or based on or derived from any such reports, data, materials or other documents of any kind, and (c) the Intellectual Property Rights or any other inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, Know-How, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products (including the Licensed Product) giving rise to the Purchased Assets; provided, however, that Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed to Purchaser pursuant to this Purchase and Sale Agreement other than as a result of disclosure in violation of the confidentiality undertakings in this Purchase and Sale Agreement or the Confidential Disclosure Agreement, or (ii) lawfully obtained, other than under an obligation of confidentiality, from other sources (other than the Counterparty or any party to any of the INFI Third Party Agreements) who had no obligation to Seller or any of its Affiliates not to disclose such information to others who are not under a confidentiality obligation with respect thereto.
“Counterparty” means Verastem, Inc., a Delaware corporation.
“Counterparty Consent” means that certain letter agreement regarding consent and payment direction under the Counterparty License Agreement, effective as of November 20, 2018, as amended on February 18, 2019, by and between the Seller and the Counterparty, in the forms set forth in Exhibit B.
“Counterparty License Agreement” means that certain Amended and Restated License Agreement, effective October 29, 2016, by and between the Seller and the Counterparty.
“Defaulting Party” has the meaning set forth in Section 5.5(c).
“Disputes” has the meaning set forth in Section 3.10(g).
“Dollar” or the sign “$” means United States dollars.
“Duvelisib IP” has the meaning set forth in Section 1.17 of the Counterparty License Agreement.
“Duvelisib Patent Rights” has the meaning set forth in Section 1.19 of the Counterparty License Agreement.
“Field” has the meaning set forth in Section 1.23 of the Counterparty License Agreement.
“First Sales Milestone Event” means that Net Sales of the Licensed Product in the United States for the nine month period beginning January 1, 2019 and ending September 30, 2019 shall have exceeded $30,000,000.
“First Sales Milestone Payment” has the meaning set forth in Section 2.2(b).
“Fourth Sales Milestone Event” means that Net Sales of the Licensed Product in the United States for calendar year 2020 shall have exceeded $350,000,000.
“Fourth Sales Milestone Payment” has the meaning set forth in Section 2.2(e).
“GAAP” means generally accepted accounting principles in effect in the United States from time to time (or the applicable accounting standards in any relevant jurisdiction outside of the United States).
“Governmental Authority” means any multinational, federal, state, county, local, municipal or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.
“Indemnified Tax” means any withholding tax imposed by any Governmental Authority in any jurisdiction (other than United States federal withholding tax) solely as a result of (i) any change in applicable tax law after the Closing Date (which, for clarity, shall not include any tax to the extent resulting in any respect from (x) any change in or addition to or change in the legal status, residence, or domicile of the constituent partners or owners of the Purchaser, in each case after the Closing Date or (y) any assignment by the Purchaser pursuant to Section 9.4, except in the case of clause (x) or (y) to the extent that the change in applicable tax law occurs after the applicable event described in clause (x) or (y)) or (ii) the Seller changing its domicile, tax residence, or location of any of its activities to a new jurisdiction after the Closing Date.
“INFI Third Party Agreements” has the meaning set forth in Section 1.36 of the Counterparty License Agreement.
“Initial Search Period” has the meaning set forth in Section 5.6.
“INK” has the meaning set forth in Section 1.37 of the Counterparty License Agreement.
“INK Agreement” has the meaning set forth in Section 1.37 of the Counterparty License Agreement.
“Intellectual Property Rights” means the Duvelisib IP.
“Investment Amount” means the sum of the Closing Payment, the First Sales Milestone Payment (if any), the Second Sales Milestone Payment (if any), the Third Sales Milestone Payment (if any) and the Fourth Sales Milestone Payment (if any), in each case actually paid by the Purchaser to the Seller under this Agreement.
“Involuntary Seller Bankruptcy” means, without the consent or acquiescence of the Seller, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against the Seller or, without the consent or acquiescence of the Seller, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Seller or of all or any substantial part of the property of the Seller, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.
“IPI-145 Product” has the meaning set forth in Section 1.42 of the Counterparty License Agreement.
“IPR” means an inter partes review proceeding before the United States Patent and Trademark Office.
“Know-How” has the meaning set forth in Section 1.45 of the Counterparty License Agreement.
“Licensed Product” means the IPI-145 Product.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse, but excluding any payment due to INK from Seller pursuant to the INK Agreement with respect to the Investment Amount.
“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including expenses of investigation and attorneys’ fees), fine, judgment, liability, obligation, penalty or Set-off.
“Major Market Country” has the meaning set forth in Section 5.3(f).
“Material Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty License Agreement or the security interest granted pursuant to the Protective Rights Agreement, (b) the right or ability of the Seller (or any permitted assignee) or the Purchaser to perform any of its obligations under any of the Transaction Documents or the Counterparty License Agreement, in each case to which it is a party, or to consummate the transactions contemplated hereunder or thereunder, (c) the rights or remedies of the Purchaser under any of the Transaction Documents or the Counterparty License Agreement, (d) the timing, amount or duration of the Royalties, or (e) the Purchased Assets.
“Net Sales” has the meaning set forth in Section 1.58 of the Counterparty License Agreement.
“New Arrangement” has the meaning set forth in Section 5.6.
“New Arrangement Expenses” has the meaning set forth in Section 5.6.
“Orange Book” means the FDA publication titled “Approved Drug Products with Therapeutic Equivalence Evaluations”, including any updates or successor publications thereto.
“Orange Book Patent” has the meaning set forth in Section 5.3(f).
“Patent” means any pending patent application or issued patent, or any continuation, continuation in part, division, extension or reissue thereof.
“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.
“Permitted Recipient” has the meaning set forth in Section 5.2(a).
“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a governmental agency or a political subdivision thereto.
“Purchase and Sale Agreement” has the meaning set forth in the preamble.
“Purchased Assets” means, collectively, (a) the Seller’s right, title and interest in, to and under the Counterparty License Agreement to (i) receive all of the Royalties, (ii) receive, in addition to the Seller, the reports produced by Counterparty pursuant to the Counterparty License Agreement and the Counterparty Consent in respect of sales of the Licensed Product solely to the extent related to the Royalties, (iii) any interest payable under Section 6.3 of the Counterparty License Agreement with respect to the late payment of the amounts described in subsection (a) of the definition of “Royalties” or underpayments or interest thereon, and (iv) any amounts payable under Section 6.5.1 of the Counterparty License Agreement (for clarity, excluding the out-of-pocket costs of the auditing party in connection with any such audit that are payable by Counterparty, if any) with respect to any underpayment of the amounts described in subsection (a) of the definition of “Royalties”; (b) the right to receive from Seller the audit reports described in Section 6.5.1 of the Counterparty License Agreement with respect to any audits performed thereunder and (c) to the extent permitted by the Counterparty Consent, the right to enforce all rights of the Seller with respect to the Purchased Assets against the Counterparty under the Counterparty License Agreement and under Applicable Law.
“Purchaser Expenses” means the amount of Purchaser’s actual, documented, out-of-pocket fees and expenses incurred in connection with Purchaser’s confirmatory due diligence and legal documentation associated with the negotiation and execution of this Agreement, provided that in no event shall Purchaser Expenses exceed $250,000.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Account” has the meaning set forth in Section 5.4(b).
“Purchaser Indemnified Party” has the meaning set forth in Section 8.1.
“Protective Rights Agreement” means that certain Protective Rights Agreement dated of the Closing Date by and between the Seller and HCR Collateral Management, LLC, as agent for the Purchaser, substantially in the form attached hereto as Exhibit C.
“Regulatory Approvals” has the meaning set forth in Section 1.65 of the Counterparty License Agreement.
“Royalties” means (a) all amounts due or to be paid to the Seller or any of its Affiliates under Section 6.1.1 of the Counterparty License Agreement (for clarity, excluding any amounts payable under Section 6.1.3 of the Counterparty License Agreement) with respect to Net Sales made on or after the Royalties Commencement Date, (b) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) of this definition and (c) all proceeds (as defined under the UCC) of any of the foregoing.
“Royalty & Audit Reports” has the meaning set forth in the Counterparty Consent.
“Royalty-Related Agreement Information” has the meaning set forth in the Counterparty Consent.
“Royalties Commencement Date” means January 1, 2019.
“SEC” means the U.S. Securities and Exchange Commission.
“Sales Milestone Events” means each of the First Sales Milestone Event, the Second Sales Milestone Event, the Third Sales Milestone Event and the Fourth Sales Milestone Event.
“Sales Milestone Payments” means each of the First Sales Milestone Payment, the Second Sales Milestone Payment, the Third Sales Milestone Payment and the Fourth Sales Milestone Payment.
“Second Sales Milestone Event” means that Net Sales of the Licensed Product in the United States for calendar year 2019 shall have exceeded $40,000,000.
“Second Sales Milestone Payment” has the meaning set forth in Section 2.2(c).
“Seller” has the meaning set forth in the preamble.
“Seller Account” has the meaning set forth in Section 5.4(d).
“Seller Indemnified Party” has the meaning set forth in Section 8.2.
“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.
“Sublicensee” has the meaning set forth in Section 1.74 of the Counterparty License Agreement.
“Subsidiary” means, with respect to any Person, any other Person which is at the time directly or indirectly controlled by such Person and/or one or more other Subsidiaries of such Person.
“Territory” has the meaning set forth in Section 1.76 of the Counterparty License Agreement.
“Third Sales Milestone Event” means that Net Sales of the Licensed Product in the United States for calendar year 2019 shall have exceeded $66,000,000.
“Third Sales Milestone Payment” has the meaning set forth in Section 2.2(d).
“Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale, the Protective Rights Agreement and the Counterparty Consent.
“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Protective Rights Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.
“Voluntary Seller Bankruptcy” means (a) an admission in writing by the Seller of its inability to pay its debts generally or a general assignment by the Seller for the benefit of creditors or (b) the filing of any petition or answer by the Seller seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Seller or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Seller or for any substantial part of its property.
Section 1.2    Rules of Construction. Unless the context otherwise requires, in this Purchase and Sale Agreement:
(a)    A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP or International Financial Reporting Standards, as applicable.
(b)    Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.
(c)    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(d)    The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(e)    The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(f)    Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or therein) and include any annexes, exhibits and schedules attached thereto.
(g)    References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor, provided, however, that for purposes of Articles III and IV of this Agreement, references to Applicable Law shall mean Applicable Law as in effect on the date on which the relevant representation or warranty is made.
(h)    References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents or the Counterparty License Agreement or Counterparty Consent), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(i)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(j)    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.
(k)    Any reference herein to a term that is defined by reference to its meaning in the Counterparty License Agreement (whether expressly or implicitly cross referenced) shall refer to such term’s meaning in the Counterparty License Agreement as in existence on the Execution Date or as amended, restated, reformed, supplemented or otherwise modified in accordance with this Purchase and Sale Agreement.
(l)    Any reference to the “knowledge” of the Seller means the knowledge, in each case after reasonable inquiry of his or her direct reports who are employees of the Seller and who are responsible with respect to the applicable subject matter, of the Seller’s General Counsel, President, Chief Medical Officer, Chief Scientific Officer and Chief Executive Officer as of the Execution Date; provided, that the Seller’s General Counsel, President, Chief Medical Officer, Chief Scientific Officer and Chief Executive Officer, as applicable, shall be entitled to rely on the actual knowledge, without any duty to investigate, of such direct reports with respect to any such subject matter as of the Execution Date. For clarification, in the case of information set forth in reports or correspondence received by the Seller from the Counterparty or any counsel or other advisor to the Counterparty, “knowledge” of the Seller includes the information provided in such reports or correspondence, but the Seller has no obligation to make further inquiry into the accuracy or completeness of such information.
(m)    Any reference to the “actual knowledge” of the Seller means the actual knowledge, in each case without any duty to investigate, of the Seller’s General Counsel, President, Chief Medical Officer, Chief Scientific Officer and Chief Executive Officer as of the Execution Date. For clarification, in the case of information set forth in reports or correspondence received by the Seller from the Counterparty or any counsel or other advisor to the Counterparty, “actual knowledge” of the Seller includes the information provided in such reports or correspondence, but the Seller has no obligation to make further inquiry into the accuracy or completeness of such information.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 2.1    Purchase and Sale.
(a)    Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, the Seller shall sell, assign, transfer, convey and grant to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents.
(b)    The Seller and the Purchaser intend and agree that the sale, assignment, transfer, conveyance and granting of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets without recourse except as otherwise provided in this Purchase and Sale Agreement, and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Assets. Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. The Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under Applicable Law, which waiver shall be enforceable against the Seller in any Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy. The sale, assignment, transfer, conveyance and granting of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP, International Financial Reporting Standards or the rules of the SEC, as applicable, require otherwise with respect to the Seller’s consolidated financial statements).
(c)    The Seller hereby authorizes the Purchaser or its designee to execute, record and file, and consents to the Purchaser or its designee executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to the Purchaser pursuant to the Protective Rights Agreement. The Seller will provide to the Purchaser such information as the Purchaser may reasonably request to complete any financing statement or amendment in order for it to be accepted by a filing office.
Section 2.2    Payment of Investment Amount.
In full consideration for the sale, assignment, transfer, conveyance and granting of the Purchased Assets, and subject to the terms and conditions set forth herein, the Purchaser shall make the following payments:
(a)    Closing Payment. Subject to the terms and conditions set forth in Section 6.2, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, on the Closing Date, the sum of $30,000,000 less the amount of Purchaser Expenses, in immediately available funds by wire transfer to the Seller Account (the “Closing Payment”).
(b)    First Sales Milestone Payment. Within 15 Business Days after receipt by the Purchaser of a Royalty & Audit Report demonstrating achievement of the First Sales Milestone Event, subject to the satisfaction of the conditions set forth in Section 6.4, the Purchaser shall pay to the Seller an amount equal to $5,000,000 (the “First Sales Milestone Payment”) by wire transfer of immediately available funds as directed by the Seller.
(c)    Second Sales Milestone Payment. Within 15 Business Days after receipt by the Purchaser of a Royalty & Audit Report demonstrating achievement of the Second Sales Milestone Event, subject to the satisfaction of the conditions set forth in Section 6.4, the Purchaser shall pay to the Seller an amount equal to $5,000,000 (the “Second Sales Milestone Payment”) by wire transfer of immediately available funds as directed by the Seller.
(d)    Third Sales Milestone Payment. Within 15 Business Days after receipt by the Purchaser of a Royalty & Audit Report demonstrating achievement of the Third Sales Milestone Event, subject to the satisfaction of the conditions set forth in Section 6.4, the Purchaser shall pay to the Seller an amount equal to $5,000,000 (the “Third Sales Milestone Payment”) by wire transfer of immediately available funds as directed by the Seller.
(e)    Fourth Sales Milestone Payment. Within 15 Business Days after receipt by the Purchaser of a Royalty & Audit Report demonstrating achievement of the Fourth Sales Milestone Event, subject to the satisfaction of the conditions set forth in Section 6.4, the Purchaser shall pay to the Seller an amount equal to $5,000,000 (the “Fourth Sales Milestone Payment”) by wire transfer of immediately available funds as directed by the Seller.
For the avoidance of doubt, the achievement of any Sales Milestone Event and the corresponding payment of such Sales Milestone Payment shall not preclude, nor have any effect on, the achievement of any other Sales Milestone Event and the corresponding payment of such Sales Milestone Payment.
Section 2.3    No Assumed Obligations. Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Counterparty License Agreement or any INFI Third Party Agreements). All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be.
Section 2.4    Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets of the Seller other than the Purchased Assets.
Section 2.5    Seller Prepayment. Prior to June 30, 2025, the Seller shall have the right, but not the obligation, at any time prior to the Cap Date (if applicable) to pay the then-applicable Cap Payment to the Purchaser, and the date of the Cap Payment, if any, shall be deemed the “Cap Date” (including for the purpose of determining the termination date of this Agreement).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser as of the Execution Date and as of the Closing Date as follows:
Section 3.1    Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Counterparty License Agreement. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not be a Material Adverse Change).
Section 3.2    No Conflicts.
(a)    None of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (including the Counterparty License Agreement and the INFI Third Party Agreements) or (C) any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, the Licensed Product, the Counterparty License Agreement or the Purchased Assets.
(b)    The Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the Counterparty License Agreement, the Intellectual Property Rights or the Purchased Assets. Except for the licenses and other rights granted under the INFI Third Party Agreements, the license and other rights granted by the Seller to Counterparty under the Counterparty License Agreement (including any rights granted by Counterparty under the Counterparty License Agreement) and the rights granted by the Seller or Counterparty under the Counterparty Consent, there are no licenses, sublicenses or other rights under the Intellectual Property Rights in the Territory that have been granted to any other Person.
Section 3.3    Authorization. The Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Seller is party and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by the Seller. Each of the Transaction Documents to which the Seller is party has been duly executed and delivered by the Seller. Each of the Transaction Documents to which the Seller is party constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 3.4    Ownership. The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and has good and valid title thereto, free and clear of all Liens. The Purchased Assets sold, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date have not been pledged, sold, assigned, transferred, conveyed or granted by the Seller to any other Person. The Seller has full right to sell, assign, transfer, convey and grant the Purchased Assets to the Purchaser. Upon the sale, assignment, transfer, conveyance and granting by the Seller of the Purchased Assets to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of the Purchaser, and shall be the exclusive owner of the Purchased Assets.
Section 3.5    Governmental and Third Party Authorizations. The execution and delivery by the Seller of the Transaction Documents to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of a Current Report on Form 8-K with the SEC, the filing of UCC financing statements, the notice to Counterparty contained in the Counterparty Consent, those consents, approvals, licenses, orders, authorizations or declarations from, notices to, actions or registrations previously obtained and those consents, approvals, licenses, orders, authorizations or declarations from, notices to, actions or registrations, which the failure to obtain would not result in a Material Adverse Change.
Section 3.6    No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Seller, threatened in respect of the Licensed Product or the Purchased Assets (including the Counterparty License Agreement), at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries in respect of the Licensed Product or the Purchased Assets (including the Counterparty License Agreement), that, in each case, (i) would be a Material Adverse Change or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party. To the knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.
Section 3.7    Tax Matters. No deduction or withholding for or on account of any tax has been made, or was required under Applicable Law to be made, from any payment to the Seller under the Counterparty License Agreement and, following the Closing Date, the Seller believes that no such deduction or withholding will be made or required under currently Applicable Law to be made from any payment to the Purchaser under the Counterparty License Agreement. The Seller has filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all taxes required to be paid by it, except (i) any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or International Financial Reporting Standards, as applicable, have been set aside on its books or (ii) any failure to file or failure to pay that would not result, individually or in the aggregate, in a Material Adverse Change.
Section 3.8    No Brokers’ Fees. The Seller has not taken any action that would entitle any person or entity other than Morgan Stanley & Co. LLC to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.
Section 3.9    Compliance with Laws. None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, or, to the knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would be a Material Adverse Change.
Section 3.10    Intellectual Property Matters.
(a)    To the knowledge of the Seller, Exhibit D sets forth an accurate and complete list of all Intellectual Property Rights that are Patents. For each Patent set forth on Exhibit D, the Seller has indicated, to the knowledge of the Seller, (i) the application number, (ii) the patent or registration number, if any, (iii) the country or other jurisdiction where the Patent was issued, registered, or filed, (iv) the scheduled expiration date of any issued Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate, and (v) the registered owner thereof.
(b)    To the knowledge of the Seller, each individual associated with the filing and prosecution of the Intellectual Property Rights that are Patents, including the named inventors of the Intellectual Property Rights that are Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Intellectual Property Rights that are Patents (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.
(c)    To the knowledge of the Seller, no allowable or allowed or granted subject matter of the Intellectual Property Rights that are Patents is subject to any competing conception claims of allowable or allowed or granted subject matter of any Patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings.
(d)    To the knowledge of the Seller, each of the Patents set forth on Exhibit D which are solely owned by the Seller correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or is pending. To the knowledge of the Seller, there is not any Person who is or claims to be an inventor of any of such Patents who is not a named inventor thereof. The Seller has not received any notice from any Person who is or claims to be an inventor of any of such Patents who is not a named inventor thereof. Each inventor named on any Patent set forth on Exhibit D that is solely owned by the Seller has executed a contract assigning their entire right, title and interest in and to such Patents and the inventions claimed therein, to the Seller (or to a predecessor in interest of Seller), and evidence of such assignment has been duly recorded at the United States Patent and Trademark Office.
(e)    With respect to each Patent set forth on Exhibit D that is not solely owned by the Seller, to the actual knowledge of the Seller, (i) each such Patent correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or is pending, (ii) there is not any Person who is or claims to be an inventor of such Patent who is not a named inventor thereof, (iii) the Seller has not received any notice from any Person who is or claims to be an inventor of such Patent who is not a named inventor thereof, and (iv) except as set forth on Schedule 3.10, each inventor named on any such Patent has executed a contract assigning their entire right, title and interest in and to such Patent and the inventions claimed therein, to the owner thereof (or to a predecessor in interest of the owner thereof), and evidence of such assignment has been duly recorded at the United States Patent and Trademark Office.
(f)    To the actual knowledge of the Seller, each of the issued Patents set forth on Exhibit D is valid, enforceable and subsisting. The Seller has not received any opinion of counsel that any of such Patents is invalid or unenforceable. The Seller has not received notice of any claim by any third party challenging the validity or enforceability of any of such Patents.
(g)    To the knowledge of the Seller, there is no pending or threatened opposition, IPR, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Intellectual Property Rights that are granted Patents or any granted claims therein, or that could give rise to any Set-off against the payments due to the Seller under the Counterparty License Agreement for the use of the related Intellectual Property Rights that are Patents. There are no Disputes by or with any third party against the Seller involving the Licensed Product. Seller is not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute with respect to the Intellectual Property Rights.
(h)    To the actual knowledge of the Seller, no third party patent issued as of the Effective Date in any Major Market Country has been or is or will be infringed by the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Product in the formulation that, to the Seller’s actual knowledge, is being sold by the Counterparty as of the Effective Date.
(i)    To the actual knowledge of the Seller, there is at least one valid claim in each issued Orange Book Patent that would be infringed by the Counterparty’s manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Product but for the Seller’s and the Counterparty’s rights in the issued Orange Book Patents.
(j)    The Seller has not received any written notice of any actual or threatened action, suit or proceeding, or any investigation or claim that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Product infringes on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.
(k)    The Seller has not received any notice under the Counterparty License Agreement of infringement of any of the Intellectual Property Rights.
(l)    Each of the Seller and, to the knowledge of the Seller, Counterparty has taken reasonable precautions to protect the secrecy or confidentiality of any Know-How in the Intellectual Property Rights whose value is derived from being secret or confidential.
(m)    The Intellectual Property Rights constitute all of the Know-How and Patents owned or licensed by the Seller or any of the Seller’s Affiliates necessary for the sale of the Licensed Product in the Field in the Territory.
Section 3.11    Regulatory Approval, Manufacturing and Marketing.
(a)    To the knowledge of the Seller, Counterparty has complied with its obligations to develop the Licensed Product and seek and obtain Regulatory Approval for the Licensed Product to the extent required by the Counterparty License Agreement.
(b)    The Licensed Product has received Regulatory Approval for marketing and distribution in the United States.
Section 3.12    Counterparty License Agreement.
(a)    Other than the Transaction Documents, the INFI Third Party Agreements and the Counterparty License Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on or adversely affects the Purchased Assets, the Counterparty License Agreement or (ii) for which breach, nonperformance, cancellation or failure to renew would be a Material Adverse Change.
(b)    The Seller has provided to the Purchaser a true, correct and complete copy of the Counterparty License Agreement, any reports produced by Counterparty pursuant to the Counterparty License Agreement in respect of Net Sales of the Licensed Product in the Territory, and each of the INFI Third Party Agreements.
(c)    The Counterparty License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the knowledge of the Seller, Counterparty and any other party thereto, enforceable against the Seller and, to the knowledge of the Seller, Counterparty and any other party thereto in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy. The execution and delivery of, and performance of obligations under, the Counterparty License Agreement were and are within the powers of the Seller and, to the knowledge of the Seller, Counterparty. The Counterparty License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller and, to the knowledge of the Seller, Counterparty and any other party thereto. The Seller is not in breach or violation of or in default under the Counterparty License Agreement. There is no event or circumstance that, upon notice or the passage of time, or both, could constitute or give rise to any breach or default in the performance of the Counterparty License Agreement by the Seller or, to the knowledge of the Seller, Counterparty or any other party thereto.
(d)    Each of the INFI Third Party Agreements is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the knowledge of the Seller, each other party thereto, enforceable against the Seller and, to the knowledge of the Seller, each other party thereto in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy. The execution and delivery of, and performance of obligations under, each of the INFI Third Party Agreements were and are within the powers of the Seller and, to the knowledge of the Seller, each other party thereto. Each of the INFI Third Party Agreements was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller and, to the knowledge of the Seller, each other party thereto. The Seller is not in breach or violation of or in default under any INFI Third Party Agreement. There is no event or circumstance that, upon notice or the passage of time, or both, could constitute or give rise to any breach or default in the performance of any INFI Third Party Agreement by the Seller or, to the knowledge of the Seller, any other party thereto.
(e)    The Seller has not waived any rights or defaults under the Counterparty License Agreement or released Counterparty or any other party thereto, in whole or in part, from any of its obligations under the Counterparty License Agreement. To the knowledge of the Seller, there are no oral waivers or modifications in respect of the Counterparty License Agreement. Neither the Seller nor Counterparty has agreed to amend or waive any provision of the Counterparty License Agreement.
(f)    To the knowledge of the Seller, no event has occurred that would give the Seller or Counterparty or any other party thereto the right to terminate the Counterparty License Agreement or cease paying Royalties thereunder. The Seller has not received any notice of an intention by Counterparty or any other Person to terminate or breach the Counterparty License Agreement, in whole or in part, or challenging the validity or enforceability of the Counterparty License Agreement or the obligation to pay the Royalties under the Counterparty License Agreement, or that the Seller or Counterparty or any other party thereto is in default of its obligations under the Counterparty License Agreement. The Seller is not aware of any default, violation or breach by Counterparty under or the Counterparty License Agreement. The Seller has no current intention of terminating the Counterparty License Agreement and has not given Counterparty or any other party thereto any notice of termination of the Counterparty License Agreement, in whole or in part.
(g)    Except as provided in the Counterparty License Agreement and except for any payment due to INK pursuant to the INK Agreement with respect to the Investment Amount, the Seller is not a party to any agreement entitling any other Person to any payments, including by way of Set-off, in respect of the Royalties payable under the Counterparty License Agreement to the Seller.
(h)    The Seller has not consented to an assignment by Counterparty or any other party thereto of any of Counterparty’s or such other party’s rights or obligations under the Counterparty License Agreement, and the Seller does not have any knowledge of any such assignment by Counterparty or any other such party. Except as contemplated by Section 2.1, the Seller has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Liens on the Counterparty License Agreement, the Purchased Assets or any of the Seller’s rights, title or interest in and to the Intellectual Property Rights.
(i)    None of the Seller, Counterparty or any other party thereto has made any claim of indemnification under the Counterparty License Agreement.
(j)    The Seller has not exercised its rights to conduct an audit under the Counterparty License Agreement.
(k)    To the knowledge of the Seller, the Seller has received all amounts owed to it under the Counterparty License Agreement.
Section 3.13    UCC Matters. The Seller’s exact legal name is, and for the preceding 10 years has been, “Infinity Pharmaceuticals, Inc.”. The Seller’s principal place of business is, and for the preceding 10 years has been, located in Cambridge, Massachusetts. The Seller’s jurisdiction of organization is, and for the preceding 10 years has been, Delaware. For the preceding 10 years, the Seller has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.
Section 3.14    Information. Other than financial projections, Licensed Product sale projections or any other forward-looking information, all written information heretofore or herein supplied by or on behalf of the Seller to the Purchaser is accurate and complete in all material respects, and none of such information, when taken together with all other information furnished (including any information included in the Seller’s publicly available securities filings), contains an untrue statement of a material fact or omits to state any material fact necessary to make such information not materially misleading in light of the circumstances under which it was made.
Section 3.15    Insolvency; Material Adverse Change. No Involuntary Seller Bankruptcy or Voluntary Seller Bankruptcy has ever occurred. To the knowledge of the Seller, no Material Adverse Change has occurred.
Section 3.16    Set-off and Other Sources of Royalty Reduction. Except as provided in the Counterparty License Agreement, Counterparty has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement. Counterparty has not exercised, and, to the knowledge of the Seller, Counterparty has not had the right to exercise, and, to the knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Counterparty to exercise, any Set-off against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement. To the knowledge of the Seller, there are no third party patents that would provide a basis for a reduction in the royalties due to the Seller pursuant to Section 6.1.1(d) of the Counterparty License Agreement. There are no compulsory licenses granted or, to the knowledge of the Seller, threatened to be granted with respect to the Intellectual Property Rights.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as of the Execution Date and as of the Closing Date as follows:
Section 4.1    Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.
Section 4.2    No Conflicts. None of the execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Purchaser.
Section 4.3    Authorization. The Purchaser has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 4.4    Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.
Section 4.5    No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.
Section 4.6    Access to Information. The Purchaser acknowledges that it has (a) reviewed the Counterparty License Agreement, the Counterparty Consent, the INFI Third Party Agreements and such other documents and information relating to the Intellectual Property Rights and the Licensed Product and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Counterparty License Agreement, the Counterparty Consent, the INFI Third Party Agreements, the Intellectual Property Rights and the Licensed Product, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement.
Section 4.7    Funds Available. The Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case to pay the Investment Amount, and the Purchaser has no reason to believe, and has not been provided with oral or written notice that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments. The Purchaser acknowledges and agrees that its obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.
ARTICLE V
COVENANTS
The parties hereto covenant and agree as follows:
Section 5.1    Books and Records; Notices.
(a)    During the term of this Purchase and Sale Agreement and for a period of two (2) years thereafter, the Seller shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect all financial information it has received, and all amounts paid or received under the Counterparty License Agreement, with respect to the Royalties.
(b)    Promptly following receipt by the Seller of any Royalty & Audit Reports or Royalty-Related Agreement Information, the Seller shall (i) inform the Purchaser in writing of such receipt and (ii) furnish the Purchaser with a copy of such communication.
(c)    The Seller shall provide the Purchaser with written notice as promptly as practicable after becoming aware of any of the following: (i) the occurrence of a Voluntary Seller Bankruptcy or an Involuntary Seller Bankruptcy; (ii) any breach or default by the Seller of or under any covenant, agreement or other provision of any Transaction Document to which it is party; (iii) any representation or warranty made by the Seller in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant to this Purchase and Sale Agreement shall prove to be untrue, inaccurate or incomplete in any respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that would be a Material Adverse Change.
(d)    The Seller shall notify the Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.
(e)    Subject to applicable confidentiality restrictions, Applicable Laws relating to securities matters and the provisions of the Counterparty License Agreement, the INFI Third Party Agreements and the Counterparty Consent, the Seller shall make available such other information as the Purchaser may, from time to time, reasonably request with respect to (i) the Purchased Assets or (ii) the condition or operations, financial or otherwise, of the Seller that is reasonably likely to impact or affect the performance of the Seller’s obligations hereunder or the Seller’s compliance with the terms, provisions and conditions of this Purchase and Sale Agreement.
Section 5.2    Confidentiality; Public Announcement.
(a)    Except as otherwise required by Applicable Law or by the rules and regulations of any securities exchange or trading system (and then in accordance with this Section 5.2) and except as otherwise set forth in this Section 5.2, all Confidential Information furnished by the Seller to the Purchaser (as a Representative (as defined in the Confidential Disclosure Agreement) of HealthCare Royalty Management, LLC) or otherwise received by the Purchaser (including directly from Counterparty or directly or indirectly pursuant to the Confidential Disclosure Agreement), as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document, shall be kept confidential by the Purchaser and shall be used by the Purchaser only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Purchaser may disclose such information (i) to its affiliates, actual or potential financing sources, investors or co-investors and permitted assigns, and its or their respective employees, consultants, contractors, subcontractors, agents, legal advisors or financial advisors (each, a “Permitted Recipient”) (provided, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein); (ii) as required to be disclosed in any document to be filed with any Governmental Authority having jurisdiction over the recipient of such information or (iii) as required to be disclosed by court or administrative order having jurisdiction over the recipient of such information or under Applicable Laws with respect to the Purchaser or its Affiliates (including Applicable Laws relating to securities matters), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Purchaser or its Affiliates may be listed for trading.
(b)    The Seller and the Purchaser acknowledge that each party hereto may, after execution of this Purchase and Sale Agreement, make a public announcement of the transactions contemplated by the Transaction Documents. The Seller and the Purchaser agree that, after the Closing Date, public announcements may be issued in the form of one or more press releases, and in disclosures contained in documents to be filed with or furnished to the SEC, in each case subject to the Purchaser or the Seller having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to the Purchaser and the Seller, and either party hereto may thereafter disclose any information contained in such press release or SEC documents at any time without the consent of the other party hereto. For the avoidance of doubt, no public announcement or press release issued by the Purchaser shall contain any Confidential Information without the prior written consent of the Seller.
(c)    In the event that the Purchaser or any Permitted Recipient is required to furnish or disclose any portion of the Confidential Information pursuant to clauses (ii) or (iii) of Section 5.2(a), the Purchaser shall provide the Seller, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, and the proposed disclosure, so that the Seller, Counterparty or any counterparty to any INFI Third Party Agreement may seek, at its expense, a protective order or other appropriate remedy (and, if the Seller, Counterparty or any counterparty to any INFI Third Party Agreement seeks such an order, the Purchaser or such Permitted Recipient, as the case may be, shall provide, at their expense, such cooperation and assistance as Seller, Counterparty or any counterparty to any INFI Third Party Agreement shall reasonably require). Subject to the foregoing, the Purchaser or such Permitted Recipient, as the case may be, may disclose that portion (and only that portion) of the Confidential Information that is legally required to be disclosed; provided, however, that the Purchaser or such Permitted Recipient, as the case may be, shall: (i) take all reasonable and lawful actions to obtain confidential treatment for such disclosure, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed; and (ii) limit the disclosure to the required purpose.
(d)    The obligations of this Section 5.2 shall survive the termination of this Purchase and Sale Agreement.
Section 5.3    Best Efforts; Further Assurances.
(a)    Subject to the terms and conditions of this Purchase and Sale Agreement, each party hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by the Transaction Documents to which the Seller or the Purchaser, as applicable, is party, including to (i) perfect the sale, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser pursuant to this Purchase and Sale Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which the Seller or the Purchaser, as applicable, is party, (iii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those permitted by the Transaction Documents), (iv) create, evidence and perfect the Purchaser’s security interest granted pursuant to the Protective Rights Agreement and (v) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Seller or the Purchaser, as applicable, is party, including following the Closing Date.
(b)    The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller (for itself or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against the Seller.
(c)    The Seller and the Purchaser shall comply, as applicable, with all Applicable Laws with respect to each of the Transaction Documents, the Counterparty License Agreement, the Counterparty Consent, the Purchased Assets and all ancillary agreements related thereto, in each case the violation of which would result in a Material Adverse Change.
(d)    The Seller and the Purchaser shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or, with respect to the Seller, serve or operate to limit or circumscribe any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights), in each case in a manner which would result in a Material Adverse Change.
(e)    The Seller shall not amend, modify, supplement, restate, cancel, terminate or grant a waiver under any INFI Third Party Agreement in any manner that would materially and adversely affect the Purchased Assets or otherwise adversely affect the timing, amount or duration of the Royalties, in each case without the prior written consent of the Purchaser.
(f)    The Seller and the Purchaser acknowledge and agree that the Counterparty has the right, pursuant to Section 7.3 of the Counterparty License Agreement, to prosecute and maintain certain of the Patents set forth on Exhibit D and that the Counterparty has, pursuant to Section 7.5 of the Counterparty License Agreement, certain rights with respect to third party infringement of certain of the Patents set forth on Exhibit D. With respect to such Patents that are listed in the Orange Book with respect to the Licensed Product in the United States or any equivalent of such Patent in France, Germany, Italy, Spain, the United Kingdom or Japan (each such Patent, an “Orange Book Patent” and each such country, a “Major Market Country”), then (1) solely to the extent that (A) Seller is obligated to prosecute and maintain such Orange Book Patent in such Major Market Country pursuant to Section 7.3.1(c) of the Counterparty License Agreement, or (B) Counterparty notifies Seller of its decision not to prosecute and maintain such Orange Book Patent in such Major Market Country in accordance with Section 7.3.1(d)(i) of the Counterparty License Agreement, then, subject to the INFI Third Party Agreements, the Seller shall notify the Purchaser thereof and, at the Purchaser’s request and expense (including the Purchaser’s payment of the Seller’s reasonable attorney’s fees, if any, in connection therewith), use commercially reasonable efforts to prepare, execute, deliver and file any and all agreements, documents or instruments which are reasonably necessary to prosecute and maintain such Orange Book Patent in such country or (2) there is a third party infringement of such Orange Book Patent in such Major Market Country, then subject to Counterparty’s rights and obligations thereto under Section 7.4 of the Counterparty License Agreement, and, subject to the INFI Third Party Agreements, the Seller shall notify the Purchaser thereof and, at the Purchaser’s request and expense (including the Purchaser’s payment of the Seller’s reasonable attorney’s fees, if any, in connection therewith), use commercially reasonable efforts to prepare, execute, deliver and file any and all agreements, documents or instruments which are reasonably necessary to defend or assert such Orange Book Patent against significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in such country (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference). The Seller shall keep the Purchaser informed of all such actions taken at the Purchaser’s request with respect to such Orange Book Patent in such Major Market Country and the Purchaser shall have the opportunity to participate and meaningfully consult with the Seller with respect to the direction thereof and the Seller shall consider the Purchaser’s comments in good faith. All out-of-pocket third party expenses of the Seller (including reasonable attorney’s fees) incurred pursuant to this Section 5.3(f) shall be promptly reimbursed by the Purchaser.
(g)    With respect to Orange Book Patents in the Major Market Countries, if Counterparty or the Seller terminates or provides written notice of termination of the Counterparty License Agreement (in whole or in part), or the Counterparty License Agreement otherwise terminates (in whole or in part), then, solely to the extent permitted by and subject to the survival provisions of the Counterparty License Agreement, any provisions of the INFI Third Party Agreements and any New Arrangement, the Seller shall notify the Purchaser thereof and, at the Purchaser’s request and expense (including the Purchaser’s payment of the Seller’s reasonable attorney’s fees, if any, in connection therewith), the Seller shall use commercially reasonable efforts to prepare, execute, deliver and file any and all agreements, documents or instruments which are reasonably necessary to (i) prosecute and maintain the Orange Book Patents in the Major Market Countries set forth on Exhibit D and (ii) defend or assert such Patents against significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment or non-infringement or non-interference). The Seller shall keep the Purchaser informed of all such actions and the Purchaser shall have the opportunity to participate and meaningfully consult with the Seller with respect to the direction thereof and the Seller shall consider the Purchaser’s comments in good faith. All out-of-pocket third party expenses of the Seller (including reasonable attorney’s fees) incurred pursuant to this Section 5.3(g) shall be promptly reimbursed by the Purchaser.
Section 5.4    Payments on Account of the Purchased Assets.
(a)    Notwithstanding the terms of the Counterparty Consent, if Counterparty, any Sublicensee or any other Person makes any future payment in respect of the Purchased Assets to the Seller (or any of its Subsidiaries) directly on account of the Purchased Assets, then (i) the portion of such payment that represents Royalties shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) promptly following the receipt by the Seller (or such Subsidiary) of such portion of such payment, shall remit such portion of such payment to the Purchaser Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements.
(b)    The Seller shall make all payments required to be made by it to the Purchaser pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Purchaser shall notify the Seller in writing from time to time) (the “Purchaser Account”):
Bank Name: Silicon Valley Bank
ABA Number: 121-140-399
Account Number: 3301301702
Account Name: Healthcare Royalty Partners III, L.P.
Attention: Controller
(c)    If Counterparty, any Sublicensee or any other Person makes any payment to the Purchaser of Royalties after the Cap Date, then (i) such payment shall be held by the Purchaser in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than three (3) Business Days following the receipt by the Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 5.4(d) in the exact form received with all necessary endorsements.
(d)    The Purchaser shall make all payments required to be made by it to the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”):
Bank Name: JPMorgan Chase Bank
ABA Number: 021000021
Account Number: 825874498
Account Name: Infinity Pharmaceuticals, Inc.
Attention: Controller
(e)    The Seller shall not amend, modify, supplement, restate, cancel, terminate or grant a waiver under (i) the Counterparty Consent or (ii) the payment direction letter delivered by the Seller to the Counterparty in accordance with Section 6.2(a), in each case without the prior written consent of the Purchaser.
Section 5.5    Counterparty License Agreement.
(a)    The Seller (i) shall not forgive, release or compromise any Royalties or other Purchased Assets owed to or becoming owing to it under the Counterparty License Agreement, (ii) shall not assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any rights constituting or involving, affecting or relating to the Royalties or other Purchased Assets (including any such rights in the Counterparty License Agreement or any provision thereof or right thereunder) or the right to receive the Royalties, in each case to the extent such assignment, amendment, modification, supplement, restatement, waiver, cancellation, termination or consent would materially adversely affect the Purchased Assets or otherwise adversely affect the timing, amount or duration of the Royalties, (iii) shall not breach any provisions of Counterparty License Agreement, to the extent the breach of such duty or obligation would materially adversely affect the Purchased Assets or otherwise adversely affect the timing, amount or duration of the Royalties, (iv) except pursuant to Section 5.6, shall not enter into any new agreement or legally binding arrangement in respect of the Purchased Assets, the Royalties or the Licensed Product, in each case in respect of the Territory in the Field and in a manner that would materially adversely affect the Purchased Assets or otherwise adversely affect the timing, amount or duration of the Royalties, and (v) shall not waive any obligation of, or grant any consent to, Counterparty under or in respect of the Licensed Product (in respect of the Territory in the Field) or the Counterparty License Agreement that would materially adversely affect the Purchased Assets or otherwise adversely affect the timing, amount or duration of the Royalties.
(b)    To the extent permitted under the Counterparty License Agreement and the Counterparty Consent and solely to the extent the following would have a Material Adverse Change on the Purchased Assets, promptly after receiving notice from Counterparty or any other Person (i) terminating the Counterparty License Agreement (in whole or in part), (ii) alleging any breach of or default under the Counterparty License Agreement by the Seller or (iii) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, Seller reasonably expects (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty License Agreement by the Seller or the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty or any other Person, the Seller shall (A) promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Counterparty or the other relevant Person, and, in the case of any breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take, and (B) in the case of any breach or default or alleged breach or default by the Seller, use its best efforts to promptly cure such breach or default and shall give written notice to the Purchaser upon curing such breach or default.
(c)    To the extent permitted under the Counterparty License Agreement and the Counterparty Consent and solely to the extent the following would have a Material Adverse Change on the Purchased Assets, promptly after the Seller obtains knowledge of a breach of or default under, or an alleged breach of or default under, the Counterparty License Agreement by Counterparty or any other Person (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, Seller reasonably expects (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty License Agreement by a Defaulting Party or the right to terminate the Counterparty License Agreement (in whole or in part) by the Seller, in each case, the Seller shall promptly (but in any event within ten Business Days) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event.
(d)    To the extent consistent with the Counterparty License Agreement and the Counterparty Consent, the Seller shall, at the Purchaser’s request and expense, make available its relevant records and personnel to the Purchaser in connection with any prosecution of litigation by the Seller or the Purchaser against any party to the Counterparty License Agreement to enforce any of the Purchaser’s rights under the Counterparty License Agreement, and provide reasonable assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff. All out-of-pocket third party expenses of the Seller (including reasonable attorney’s fees) incurred pursuant to this Section 5.5(d) shall be promptly reimbursed by the Purchaser.
Section 5.6    Termination of the Counterparty License Agreement. Without limiting the provisions of Section 5.5, if Counterparty or the Seller terminates or provides written notice of termination of the Counterparty License Agreement (in whole or in part), or the Counterparty License Agreement otherwise terminates (in whole or in part), then, to the extent permitted by the survival provisions of the Counterparty License Agreement and any provisions of the INFI Third Party Agreements, the Seller shall use commercially reasonable efforts, at the Purchaser’s request and sole cost and expense (including the Purchaser’s payment of the Seller’s reasonable attorney’s fees, if any, in connection therewith), in consultation and cooperation with the Purchaser, for a period of one hundred eighty (180) days (or such shorter period as set forth in this Section 5.6) (the “Initial Search Period”), to locate, negotiate and secure a license of the Intellectual Property Rights with respect to the Licensed Product in the Field in the Territory (any such license, a “New Arrangement”); provided, that the Purchaser shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed, and Seller agrees to undertake in connection with such New Arrangement such obligations and liabilities, if any, as are comparable to the obligations and liabilities it currently has under the Counterparty License Agreement. The Seller shall not pay (or enter into any agreement to pay) any upfront costs, fees or expenses to a third party in connection with the Seller’s efforts to locate, negotiate and secure a New Arrangement (“New Arrangement Expenses”) without the prior written consent of the Purchaser. If the Purchaser does not consent to such New Arrangement Expenses, the Purchaser may, upon written notice to the Seller, terminate the Initial Search Period. Following the expiration or termination of the Initial Search Period, the Purchaser may, at its option and sole cost and expense, continue efforts to locate, negotiate and secure a New Arrangement; provided, that the Seller shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed, it being further understood and agreed that it shall not be unreasonable for the Seller to refuse consent to the extent that the obligations and liabilities that Seller would be required to undertake in connection with such New Arrangement, if any, are materially more onerous or unfavorable than obligations and liabilities it currently has under the Counterparty License Agreement. The Seller shall use commercially reasonable efforts, at the Purchaser’s request and sole cost and expense (including the Purchaser’s payment of the Seller’s reasonable attorney’s fees, if any, in connection therewith) to provide cooperation and assistance to the Purchaser in connection with the Purchaser’s efforts pursuant to the foregoing sentence. In the event the Seller enters into a New Arrangement, references in this Purchase and Sale Agreement to the Purchased Assets and the Counterparty License Agreement shall be deemed to be references to any new purchased asset and the new license agreement constructed under the New Arrangement, and references to Counterparty shall be deemed to be references to the other party to such New Arrangement. Such New Arrangement shall also provide, for no additional consideration from the Purchaser (other than, for clarity, the costs and expenses described in this Section 5.6), that (i) the Purchaser shall have the same rights as those acquired under the Counterparty License Agreement pursuant to this Purchase and Sale Agreement and (ii) all payments and other consideration (including any upfront fees) thereunder (to the extent that such payments or other consideration would have constituted Royalties under the Counterparty License Agreement) be made by the other party to such New Arrangement directly to the Purchaser subject to the Cap Amount; provided, that all such payments and other consideration (including any upfront fees) made by the other party to such New Arrangement shall be deemed to be Royalties hereunder for purposes of determining the Cap Date. All out-of-pocket third party expenses of the Seller (including reasonable attorney’s fees) incurred pursuant to this Section 5.6 shall be promptly reimbursed by the Purchaser.
Section 5.7    Audits. The Seller shall, upon the written request of the Purchaser, cause an inspection or audit of Counterparty’s books and records to be conducted pursuant to, and in accordance with, Section 6.5 of the Counterparty License Agreement; provided, however, that the Seller shall retain the exclusive right to inspect and audit Counterparty’s books and records at any time and from time to time at its sole discretion for payments that are paid or payable to the Seller pursuant to the Counterparty License Agreement. For the purposes of exercising the Purchaser’s rights pursuant to this Section 5.7, the Seller shall select such public accounting firm as the Purchaser shall recommend for such purpose. The Seller and the Purchaser agree that all of the expenses of any inspection or audit carried out for the benefit of the Purchaser that would otherwise be borne by the Seller pursuant to the Counterparty License Agreement shall instead be borne by the Purchaser, including such fees and expenses of such public accounting firm as are to be borne by the Seller pursuant to Section 6.5 of the Counterparty License Agreement together with the Seller’s reasonable out-of-pocket costs incurred in connection with such examination or audit. The Seller will furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit. The Purchaser shall have the right to require the Seller, in writing, at the sole expense of the Purchaser, to exercise the Seller’s rights under the Counterparty License Agreement to cause Counterparty to cure such discrepancy in accordance with the Counterparty License Agreement.
Section 5.8    Inspections; Quarterly Meetings.
(a)    During the term of this Agreement, the Purchaser and its representatives shall have the right, from time to time during normal business hours and upon at least five Business Days’ prior written notice to the Seller, but no more frequently than two times per calendar year without cause, as determined by the Purchaser in its reasonable discretion, and no more than one time with respect to each fiscal quarter of the Seller, to visit the offices and properties of the Seller where books and records relating or pertaining to the Purchased Assets, the Counterparty License Agreement, and the Intellectual Property are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of the Seller, the business, operations, properties and financial and other condition of the Seller and to verify the accuracy of the Royalty & Audit Reports and the Royalties. In the event any inspection of such books and records reveals any underpayment of any Royalties in respect of any fiscal quarter of the Seller, the Seller shall (i) in accordance with Section 5.5, cooperate with the Purchaser to enforce all rights under the Counterparty License Agreement against the Counterparty for payment of such amount and (ii) if reimbursement for such underpayment is received by the Seller, promptly (and in any event within five Business Days) following receipt by the Seller of such reimbursement remit the amount of such reimbursement to the Purchaser.
(b)    During the term of this Agreement, the Seller shall, upon reasonable request not more than once per calendar quarter, cause such of the officers of the Seller as shall be reasonably identified by the Purchaser to participate in an in-person meeting with the Purchaser for purposes of discussing the Licensed Products and the Purchased Assets.
Section 5.9    Tax Matters.
(a)    Notwithstanding the accounting treatment thereof, for United States federal, state and local income and similar tax purposes, the Seller and the Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Assets.
(b)    All payments to the Purchaser under this Purchase and Sale Agreement shall be made without any deduction or withholding for or on account of any tax, unless otherwise required by applicable Law. The Seller shall promptly notify the Purchaser in writing in the event that any deduction or withholding is effected or proposed by the Seller, the Counterparty or any Governmental Authority, with respect to any such payments hereunder.
(c)    The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.9 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented to such actions, such consent not to be unreasonably delayed, withheld or conditioned or (ii) otherwise required by a determination within the meaning of Section 1313(a) of the Code. If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to this Section 5.9, the party subject to the inquiry will promptly notify the other party of such inquiry and the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.9.
Section 5.10    Purchaser Acknowledgment. The Purchaser acknowledges that nothing herein shall be interpreted to be a guaranty by the Seller of the creditworthiness or solvency of the Counterparty or its affiliates nor a guaranty of the sufficiency or amount of the Royalties.
ARTICLE VI
THE CLOSING
Section 6.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via electronic delivery of the executed Transaction Documents and the other closing deliverables on the Closing Date.
Section 6.2    Closing Conditions Applicable to the Purchaser. The obligations of the Purchaser to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by the Purchaser in its sole discretion:
(a)    the Counterparty Consent shall have been executed by the Counterparty and the Seller and delivered by the Seller to Purchaser, and the Seller shall have delivered a payment direction letter to the Counterparty in form and substance acceptable to the Purchaser;
(b)    all notices to, consents, approvals, authorizations and waivers from third parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect;
(c)    each representation and warranty of the Seller in any Transaction Document to which it is a party of in any certificate or other document delivered by the Seller in connection with this Agreement shall be true and correct in all respects as of the Execution Date and as of the Closing Date, except to the extent expressly made as of a specified date, in which case as of such specified date;
(d)    the Seller shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents required to be performed and complied with by it as of the Closing;
(e)    the Seller shall have delivered the Bill of Sale and the Protective Rights Agreement, in each case executed by the Seller;
(f)    no Material Adverse Change shall have occurred;
(g)    the Seller shall have delivered (i) an opinion of counsel to the Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel and (ii) an opinion of Pillsbury Winthrop Shaw Pittman LLP, special counsel to the Seller, in form and substance satisfactory to the Purchaser and its counsel;
(h)    the Seller shall have delivered a certificate of an executive officer of the Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller and (y) resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers; and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller’s jurisdiction of organization, stating that the Seller is in good standing under the Applicable Laws of such jurisdiction; and
(i)    the Seller shall have delivered such other certificates, documents and financing statements as the Purchaser may reasonably request, including a financing statement reasonably satisfactory to the Purchaser to create, evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Assets pursuant to Section 2.1 and the security interest granted pursuant to the Protective Rights Agreement.
Section 6.3    Closing Conditions Applicable to the Seller. The obligations of the Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by the Seller in its sole discretion:
(a)    the Purchaser shall have executed and delivered the Bill of Sale and Protective Rights Agreement;
(b)    the Purchaser shall have delivered a certificate of an executive officer of the Purchaser (the statements made in which shall be true and correct on and as of the Closing Date) certifying that: (i) the execution, delivery and performance by the Purchaser of this Purchase and Sale Agreement and the Transaction Documents to which the Purchaser is a party have been duly and validly authorized by the appropriate governing authority of the Purchaser, (ii) all of Purchaser's representations and warranties set forth in this Purchase and Sale Agreement are true and correct as of the Closing Date, and (iii) the Purchaser has complied in all material respects with all of its covenants and obligations under this Purchase and Sale Agreement as of the Closing Date; and
(c)    the Purchaser shall pay the Closing Payment in accordance with Section 2.2(a).
Section 6.4    Milestone Payments. The obligations of the Purchaser to make the First Sales Milestone Payment pursuant to Section 2.2(b), the Second Sales Milestone Payment pursuant to Section 2.2(c), the Third Sales Milestone Payment pursuant to Section 2.2(d) and the Fourth Sales Milestone Payment pursuant to Section 2.2(e) shall be subject to the satisfaction of the following conditions, in each case as of the applicable payment date:
(a)    The Seller shall have complied in all material respects with its covenants set forth in the Transaction Documents; and
(b)    No Material Adverse Change shall have occurred.
ARTICLE VII
TERMINATION
Section 7.1    Termination.
(a)    This Agreement may be terminated, effective upon the delivery of written notice prior to or at the Closing:
(i)    By mutual agreement of the Seller and the Purchaser;
(ii)    By either the Seller or the Purchaser, if any of the conditions set forth in Section 6.2 or Section 6.3 shall not have been satisfied as of April 1, 2019 (other than through or as a result of the failure of the Party seeking to terminate this Agreement to comply with its obligations under this Agreement);
(b)    This Agreement shall terminate on the earliest to occur of (x) the date on which this Agreement is terminated by either Party pursuant to and in accordance with Section 7.1(a), (y) the Cap Date (if applicable) and (z) the expiration of the Seller’s and the Counterparty’s obligations to each other under the Counterparty License Agreement (for a reason other than early termination thereof).
(c)    Upon the termination of this Agreement, the Purchaser shall provide to Counterparty (with a copy to the Seller) written instructions, in form and substance reasonably satisfactory to the Seller, irrevocably directing Counterparty to make all further payments under the Counterparty License Agreement directly to the Seller (the “Reversion Instructions”).
Section 7.2    Effect of Termination.
(a)    The termination of this Agreement for any reason shall not release either Party any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Accordingly, if any obligations remain unpaid or any amounts are owed or any payments are required to be made by either Party to the other Party on or after the date on which this Agreement is terminated, this Agreement shall remain in full force and effect until any and all such obligations, amounts or payments have been indefeasibly paid or made in accordance with the terms of this Agreement, and solely for that purpose.
(b)    Notwithstanding anything herein to the contrary, the termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or in equity (including any enforcement of its rights under any of the Transaction Documents).
(c)    In the event this Agreement is terminated by the Purchaser pursuant to Section 7.1(a), then the Seller shall pay to the Purchaser by wire transfer of immediately available funds the Purchaser Expenses within five days of receipt of an invoice therefor.
(d)    ARTICLE I and Sections 2.3, 2.4, 5.1(a), 5.2, 5.4(c) (and 5.4(d) with respect thereto), this Section 7.2, ARTICLE VIII and ARTICLE IX shall survive the termination of this Agreement for any reason. Except as otherwise provided in this Section 7.2, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Indemnification by the Seller. The Seller agrees to indemnify and hold each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and to pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, to the extent arising out of (i) any breach of any representation, warranty or certification made by the Seller in any of the Transaction Documents to which the Seller is party or certificates given by the Seller to the Purchaser in writing pursuant to this Purchase and Sale Agreement or any other Transaction Document, (ii) any breach of or default under any covenant or agreement by the Seller to the Purchaser pursuant to any Transaction Document to which the Seller is party or by the Seller under the Counterparty License Agreement, the Counterparty Consent, or any INFI Third Party Agreement, (iii) any of the liabilities or obligations of the Seller (unless such liabilities or obligations are due to the Purchaser or its Permitted Recipients not complying with any confidentiality provisions set forth in the Counterparty License Agreement or the Counterparty Consent or due to the Purchaser interfering with the Counterparty or any of its Affiliates or Sublicensees in a manner not permitted by the Counterparty Consent) and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the amount of any recoverable Losses for which any Purchaser Indemnified Party makes a claim for indemnification hereunder shall be reduced to the extent the underlying indemnification claim (A) results from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party or the breach by such Purchaser Indemnified Party of this Agreement, or (B) results from acts or omissions of the Seller based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand.
Section 8.2    Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents or certificates given by the Purchaser in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document to which the Purchaser is party, (iii) any breach by Purchaser or any Permitted Recipients of any confidentiality provisions set forth in the Counterparty License Agreement or the Counterparty Consent or any interference by the Purchaser with Counterparty or any of its Affiliates or Sublicensees in a manner not permitted by the Counterparty Consent and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the amount of any recoverable Losses for which any Seller Indemnified Party makes a claim for indemnification hereunder shall be reduced to the extent the underlying indemnification claim (A) results from the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party or the breach by such Seller Indemnified Party of this Agreement, or (B) results from acts or omissions of the Purchaser based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.
Section 8.3    Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 8.1 or Section 8.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 8.1 or Section 8.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 8.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.
Section 8.4    Exclusive Remedy. Except in the case of fraud or intentional breach, following the Closing, the indemnification afforded by this Article VIII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 9.2.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Purchase and Sale Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.
Section 9.2    Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.
Section 9.3    Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:
if to the Seller, to:
Infinity Pharmaceuticals, Inc.
784 Memorial Drive
Cambridge, Massachusetts 02139
Attention: General Counsel
Email: seth.tasker@infi.com
with copies to:
Infinity Pharmaceuticals, Inc.
784 Memorial Drive
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer
Email: adelene.perkins@infi.com
and
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Cynthia Mazareas
Email: cynthia.mazareas@wilmerhale.com
if to the Purchaser, to:
HealthCare Royalty Partners III, L.P.
300 Atlantic Street, 6th Floor
Stamford, CT 06901
Attention: John A. Urquhart
Email: john.urquhart@hcroyalty.com
HealthCare Royalty Partners III, L.P.
300 Atlantic Street, 6th Floor
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com
and
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Andrew Mariniello
Email: andrew.mariniello@morganlewis.com
Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.
Section 9.4    Successors and Assigns. The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign any of its obligations and rights under this Purchase and Sale Agreement without the prior written consent of the Purchaser; provided, however, that the Seller may, without the consent of the Purchaser, assign any of its obligations or rights under this Purchase and Sale Agreement to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Licensed Product, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents and furnishes a written agreement to the Purchaser in form and substance reasonably satisfactory to the Purchaser to that effect. The Purchaser may assign any of its obligations and rights hereunder without the prior written consent of the Seller (but with notice to the Seller) without restriction. The Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.
Section 9.5    Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.
Section 9.6    Entire Agreement. This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference), the other Transaction Documents and the Confidential Disclosure Agreement (and the provisions of Sections 7, 8 and 12 thereof are hereby incorporated herein and shall apply to the Confidential Information to the same extent as they apply to the Evaluation Materials (as defined in the Confidential Disclosure Agreement)), constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VIII any rights or remedies hereunder.
Section 9.7    Governing Law.
(a)    THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 9.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
Section 9.8    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
Section 9.9    Severability. If one or more provisions of this Purchase and Sale Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Purchase and Sale Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Purchase and Sale Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
Section 9.10    Counterparts. This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.
Section 9.11    Amendments; No Waivers. Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.12    Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law. Without limiting the foregoing, the Seller hereby authorizes the Purchaser, at any time and from time to time, to the fullest extent permitted by Applicable Law, to offset any amounts payable by the Purchaser to, or for the account of, the Seller against any obligations of the Seller to the Purchaser arising in connection with the Transaction Documents (including amounts payable pursuant to Article VII) that are then due and payable.
Section 9.13    Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 9.14    Currency. Unless specified otherwise, all statements of or references to monetary amounts in this Purchase and Sale Agreement are to Dollars. The provisions of Section 6.2.2 of the Counterparty License Agreement shall apply to the Royalties.
{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.
INFINITY PHARMACEUTICALS, INC.

By: /s/Seth Tasker
Name: Seth Tasker
Title: VP, General Counsel & Secretary
HEALTHCARE ROYALTY PARTNERS III, L.P.

By: HealthCare Royalty GP III, LLC, its general partner

By: /s/Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

EXHIBIT C
FORM OF PROTECTIVE RIGHTS AGREEMENT
Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2019

ActiveUS 170539445v.22